EXHIBIT 21

LIST OF SUBSIDIARIES

Jurisdiction
of Incorporation or
Subsidiary	Organization

HDN Development Corporation	Kentucky
Krispy Kreme Asia Pacific Ltd.	Hong Kong
KK Canada Holdings, Inc.	North Carolina
Krispy Kreme Canada, Inc.	North Carolina
Krispy Kreme Doughnut Corporation	North Carolina
Krispy Kreme Management I, LLC	North Carolina
Krispy Kreme Management II, LLC	North Carolina
North Texas Doughnuts, L.P.	Texas
Northeast Doughnuts, LLC	North Carolina
Panhandle Doughnuts, LLC	North Carolina
Rigel Holding, LLC	Nebraska
Southern Doughnuts, LLC	North Carolina
Southwest Doughnuts, LLC	North Carolina
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